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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is effective as of
March 28, 2000, among Encompass Management Co., a Delaware corporation (the "Company"), Encompass Services Corporation, a Texas corporation ("Encompass"), and James Patrick Millinor, Jr., a resident of Harris County, Texas ("Employee"). In consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

    1. Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to work for the Company as its Chairman. Employee's principal office shall be in Houston, Texas. Employee will initially have direct supervisory responsibility and authority for the matters set forth on Exhibit A. So long as Employee is employed by the Company, Employee shall devote Employee's skill, energy and substantially all of his business-related efforts to the faithful discharge of Employee's duties as an employee of the Company. In providing services hereunder, Employee shall comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.

    2. Term of Employment. Employee's employment by the Company pursuant to this Agreement shall continue in effect for a term of three years from the date of this Agreement (the "Initial Period"), which shall be automatically extended for additional, successive one year periods (the "Additional Periods") commencing on the first anniversary date of this Agreement and on each anniversary date thereafter, unless either party gives notice of non-renewal as provided in Section 9(e) or otherwise terminates this Agreement in accordance with the other provisions of Section 9.

    3. Representations and Warranties. Employee represents and warrants that Employee is under no contractual or other restrictions or obligations that will significantly limit Employee's activities on behalf of the Company or will prohibit or limit the disclosure or use by Employee of any information which directly or indirectly relates to the nature of the Company or the services to be rendered by Employee under this Agreement.

    4. Compensation. Subject to the provisions of Section 9, Employee will be entitled to the compensation and benefits set forth in this Section 4.

         (a) During the Initial Period, the Company shall pay Employee an Annual Base Salary, payable semi-monthly, in equal semi-monthly installments at a rate equal to $425,000 per year for the first calendar year or portion thereof. In each subsequent calendar year during the term of this Agreement, the Company shall pay to Employee an Annual Base Salary determined by the Board of Directors following its annual salary and performance review. Employee's Annual Base Salary will be reviewed at least annually in the third quarter of each fiscal year of Employee's employment hereunder, commencing in the third quarter of fiscal year 2000.
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         (b)  Employee shall be eligible to receive an annual bonus pursuant to the incentive compensation program in effect from time to time for executive employees of the Company. The target bonus of Employee under such program shall not be less than 120% of Employee's annual salary. The actual bonus paid for any given period will be calculated in accordance with the bonus plan then in place, and such actual bonus may be more or less than the target bonus. The bonus will be earned for Employee's performance during each calendar year but will be finally determined and paid following the closing of the books and records of the Company for the calendar year and review of same by the Compensation Committee of the Company and the Company's independent auditors.

         (c) All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal and state laws.

    5. Fringe Benefits; Expenses. (a) During the term of employment of Employee hereunder, Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, including but not limited to stock bonus, stock purchase, stock performance incentive and stock option plans, sick leave and disability leave, health insurance, dental insurance and pension and/or profit sharing plans; provided, however, that except as provided below, the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.

         (b) The Company will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of Employee's employment; provided, however, that Employee must file expense reports with respect to such expenses in accordance with the Company's policies as are in effect from time to time.

         (c) During the term of employment of Employee hereunder, Employee shall be entitled to a minimum of five weeks paid vacation during each calendar year and to paid holidays and other paid leave set forth in the Company's policies in effect from time to time. Any vacation not used during a calendar year may not be used during any subsequent period.

         (d) During the term of employment of Employee hereunder, the Company will pay all license fees, occupation taxes and reasonable educational costs and expenses necessary to maintain Employee's good standing under any professional licenses related to the business of the Company.

         (e) During the term of employment of Employee hereunder, the Company shall use reasonable efforts to provide (i) life insurance payable to Employee's designated beneficiary in an amount at least three times Employee's Annual Base Salary and (ii) disability insurance on behalf of Employee which, as a goal, shall provide for salary continuation in the event of permanent disability in an amount equal to the lesser of (i) 60% of Employee's Annual Base Salary, or (ii) $20,000 per month.

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    6.   Indemnification and Insurance. The Company shall indemnify Employee with respect to matters relating to Employee's services as an officer and/or director of the Company or any of its Affiliates (as defined in Exhibit B attached hereto) to the extent set forth in the Company's By-laws and in accordance with the terms of any other indemnification which is generally applicable to executive officers of the Company or any of its Affiliates that may be provided by the Company or any such Affiliate from time to time. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of the By-laws. The Company will also cover Employee under a policy of officers' and directors' liability insurance providing coverage that is comparable to that provided now or hereafter to any other executive officer or director of the Company. The provisions of this Section 6 will survive the termination of Employee's employment for any reason and the term of this Agreement.

    7.   Gross-Up of Parachute Payments.

         (a) To provide Employee with adequate protection in connection with Employee's ongoing employment with the Company, this Agreement or other incentive plans of the company provide Employee with various benefits in the event of termination of Employee's employment with the Company. If Employee's employment is terminated within the meaning of Section 2806 of the Internal Revenue Code of 1986, as amended (the "Code"), a portion of those benefits could be characterized as "excess parachute payments" within the meaning of Section 2806 of the Code. The parties hereto acknowledge that the protections set forth in this Section 7 are important, and it is agreed that Employee should not have to bear the burden of any excise tax that might be levied under Section 4999 of the Code or any similar provision of state or federal law, in the event that any portion of the benefits payable to Employee pursuant to this Agreement or other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 7. Employee and Company agree to use their best efforts to structure any payments to Employee so that they minimize or eliminate "excess parachute payments" as defined in
Section 2806 of the Code.

         (b) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Employee upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other person to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of state or federal law or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

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         (c)  Subject to the provisions of Section 7(d) below, all
determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's primary independent public accounting firm (the "Accounting Firm") that shall provide detailed supporting calculations both to the Company and to Employee within 15 business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control of the Company, the Company may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Company shall indemnify and hold harmless Employee, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed on Employee as a result of such payment of fees and expenses. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Employee. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), or vice versa ("Overpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 7(d) below and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. If an Overpayment has occurred, the Employee will promptly reimburse the Company for such amount.

         (d) Employee shall notify the Company in writing of any claim (including any threatened tax lien related to or based on any such claims) by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Employee is informed in writing of such claim (or threatened lien) and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due or such tax lien would be imposed). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim (or threatened lien), Employee shall:

              (i) give the Company any information reasonably requested by the Company relating to such claims (or threatened lien);

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              (ii)  take such action in connection with contesting such claim
    (or threatened lien) as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

              (iii) cooperate with the Company in good, faith in order effectively to contest such claim (or threatened lien); and

              (iv) permit the Company to participate in any proceedings relating to such claims (or threatened lien); provided, however, that the Company shall bear and pay directly all costs and expenses (including legal fees and expenses, additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employee shall determine (but in no event shall the Company permit or direct Employee to allow a tax lien to be imposed on Employee's property); provided, further, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. In addition, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (e) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(d), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 7(d) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Employee of an amount advanced by the Company pursuant to Section 7(d) above, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required

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to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

    8. Options and Other Stock-Related Plans. Except to the extent otherwise provided in this Section 8, the terms and conditions of any option, stock bonus, restricted stock, stock award or other stock-related plan or program with respect to capital sock of the Company which may be granted to Employee or in which Employee may participate shall be governed by the applicable Company plan, if any, and/or separate agreement(s) between the Company and Employee with respect thereto.

         (a) All stock options theretofore granted to the Employee will vest upon a termination of this Agreement under Section 9(c); or in the event of a Change of Control, six months after such Change of Control (assuming Employee has not by the end of the sixth month waived such rights, been terminated for Cause, or resigned without Good Reason); except that vesting under this paragraph will not take place if the termination of this Agreement occurs as defined in Section 9(b).

         (b)  Upon the occurrence of any of the events described in
Section 8(a) above, the exercise period of each stock option then held by the Employee shall be the greater of (i) the balance of the then remaining term of this Agreement, or (ii) ninety (90) days from the date of termination, but in neither event beyond the unexpired term of such option as set forth in the respective plan or option agreement under which such option was initially granted.

         (c) The period for exercising any Founder Options (as defined in Exhibit B) held by the Employee shall be the remainder of the ten-year term of such Founder Options, as provided in the option agreement under which such Founder Options were initially granted.

         (d) Except as otherwise provided in Section 8(b) or 8(c) above, the exercise period for stock options held by the Employee at the time of any termination of the Agreement shall be the greater of (i) ninety (90) days from the effective date of termination of employment, or (ii) the exercise period established in or under the terms of the stock option plan or stock option agreement to which such stock options are subject, or (iii) the exercise period established in or under the terms of any other written agreement between the Employee and the Company with respect to such stock options.

    9.   Termination or Non-Renewal of Employment.

         (a)  Termination by Either Party; General Provisions. Either the
Company

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or Employee may terminate Employee's employment hereunder at any time during the term of this Agreement by delivery of sixty (60) days prior written notice by the terminating party to the other party. Promptly after such termination of employment, in addition to any other payments or benefits provided in this
Section 9, the Company shall pay to Employee an amount equal to the sum of (i) Employee's earned but unpaid Annual Base Salary through the date of termination of employment at the rate in effect at the time of such termination, (ii) vacation pay earned but not taken to the date of such termination, and (iii) all other amounts previously deferred by Employee or earned but not paid as of such date under all Company incentive or deferred compensation plans or programs.

         (b) Termination for Cause; Resignation without Good Reason. If the Company terminates Employee's employment for Cause, or if the Employee terminates employment without Good Reason, the payments due to Employee shall be limited to the amounts described in Section 9(a).

         (c) Termination Without Cause; Termination for Good Reason. If the Company terminates Employee's employment without Cause (except as provided in Section 9(d) below), or if the Employee terminates Employee's employment for Good Reason, then the Company shall promptly pay or otherwise provide to Employee the following amounts in addition to those set forth in Section 9(a):

              (i) An amount equal to three times the sum of (A) Employee's Annual Base Salary then in effect and (B) Employee's actual bonus for the fiscal year prior to the one in which such termination occurs (for 1999, such bonus is considered to be $450,000), payable in a single lump sum by certified or bank cashier's check within 30 days of such termination; and

              (ii) An amount equal to the product of (A) the maximum monthly premium payment that may be charged to continue coverage for Employee and Employee's dependents under the Company's health insurance plan under COBRA, and under all life, dental and disability insurance policies provided by Employer for Employee multiplied by (B) the number of months remaining until Employee becomes eligible for Medicare coverage (payable over such period). The Company will use its best efforts to keep the policies of insurance referred to in this clause in effect for the benefit of the Employee through the entire period being funded. Payments under this clause (ii) will cease if Employee secures substantially similar coverage under new employment.

         (d) Termination on Disability. If at any time during the term of Employee's

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employment hereunder, Employee is unable due to physical or mental disability to perform effectively Employee's duties hereunder, the Company shall continue payment of (1) compensation as provided in Section 4(a) and (2) health, dental, disability and life insurance benefits as provided in Section 5 of this Agreement during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies (the Company may offset against its obligations in this sentence the amounts actually received by the Employee under such policies). Upon the expiration of such 12 month period, the Company, at its sole option, may continue payment of Employee's salary and benefits for such additional periods as the Company elects, or may terminate Employee's employment hereunder without any further compensation obligations to Employee hereunder; provided, however, in the event of termination due to disability under this clause, the Company shall continue Employee's health, dental and life insurance coverage, at levels similar to those in effect as of the date of termination, until Employee becomes eligible for Medicare coverage. Benefits coverage by the Company under this clause (d) will cease if similar coverage is obtained by Employee under new employment. If Employee should die during the term of Employee's employment hereunder, Employee's employment and the Company's obligations hereunder for compensation and benefit payments shall terminate as of the end of the month in which Employee's death occurs.

         (e)  Non-Renewal of Employment; General Provisions. Either the
Company or Employee may elect not to renew Employee's employment hereunder at the end of the Initial Period, or at the end of any Additional Period thereafter, by delivery of sixty (60) days prior written notice by the electing party to the other party. At the expiration of the employment term (in addition to any other amounts provided in Section 9(c) above in the case of a non-renewal by the Company), the Company shall pay to Employee an amount equal to the sum of
(i) Employee's earned but unpaid Annual Base Salary through the date of termination of employment at the rate then in effect, (ii) vacation pay earned but not taken to the date of such termination, and (iii) all other amounts previously deferred by Employee or earned but not paid as of such date under all Company incentive or deferred compensation plans or programs.

         (f) Change in Responsibilities Upon Mutual Agreement. If at any time during the term of this Agreement Employee and a majority of the Board of Directors mutually agree that Employee will turn over all of Employee's executive responsibilities to the then Chief Executive Officer ("Date of Change"), then Employee will immediately assume the role of nonexecutive Chairman of the Board and will retain all the benefits and protections contained in this Agreement for the then remaining term of this Agreement (assuming no Additional Periods) as if such change had not occurred. At the end of the then remaining term of this Agreement (assuming no Additional Periods), (1) benefits will be continued as described in Section 9(c)(ii) above, (2) all options held by Employee at Date of Change will vest and will have a minimum exercise period of one year from the date this Agreement expires, and (3) Employee will be further compensated only in accordance with his continuing position with the Company. Upon the expiration of this Agreement as described by this paragraph
(f), neither the Employee nor the Company will have any other continuing obligations (beyond those described in this paragraph (f)) to one another except for those specified in Sections 11, 12, and 13 of this Agreement.

         (g) Waiver of Claims. In the event this Agreement expires as a result of non-

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renewal by the Company, or is terminated by the Company without Cause or as a result of a disability of Employee in accordance with Section 9(d), or is terminated by Employee with Good Reason, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments, benefits and vesting of rights set forth in this Agreement. Employee hereby waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal; provided, however, that such waiver shall not be deemed to affect Employee's rights to enforce any other obligations of the Company not relating to employment.

         (h) Lock-ups, etc. During the period of one (1) year after an event as defined in Section 9(c) above, Employee shall sign any lock-up letters, standstill agreements, or other similar documentation specifically required by an underwriter from Employee in connection with a public offering of securities by the Company or take other actions reasonably related thereto as requested by the Board of Directors of the Company; provided, however, that the period of any such lock-up or standstill agreements shall not exceed the shorter of (i) 180 days or (ii) the balance of the one (1) year period. In the event Employee fails to sign any such letters, agreements or similar documentation or take any such action, the Company may seek and obtain specific performance of such covenant, including any injunction requiring execution thereof or the taking of any such actions, and Employee hereby appoints the then president of the Company in office from time to time to sign any such documents on Employee's behalf so long as such documents are prepared on the same basis as other shareholders generally or as all Company management shareholders.

    10. No Mitigation Obligation. The Company acknowledges that it will be difficult and may be impossible (i) for Employee to find reasonably comparable employment following termination of Employee's employment and (ii) to measure the amount of damages which Employee may suffer as a result of the termination of Employee's employment. Accordingly, all amounts paid to Employee under this Agreement following Employee's termination of employment are acknowledged by the Company to be reasonable and to be liquidated damages, and Employee will not be required to mitigate the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement, except as described in Sections 9(c)(ii) and 9(d).

    11.  Covenant Not to Compete.

         (a) During Employee's employment with the Company or any of its Affiliates and thereafter during the Restricted Period (as defined in Exhibit B attached hereto), Employee will not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world that directly competes with any services or products produced, sold, conducted, developed, or in the

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process of development by the Company or its Affiliates on the date of termination of Employee's employment.

         (b) Notwithstanding the foregoing, Employee shall not be deemed to be in violation of Section 12(a) based solely on the ownership of less than one percent of any class of securities of a publicly-held company whose gross assets exceed $l00,000,000.

         (c) Employee acknowledges that the limitations set forth herein on Employee's rights to compete with the Company and its Affiliates are reasonable and necessary for the protection of the Company and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee's activities specified herein, are reasonable and necessary for the protection of the Company and its Affiliates. In particular, Employee acknowledges that the parties anticipate that Employee will be actively seeking markets for the products and services of the Company and its Affiliates throughout the United States during Employee's employment with the Company.

         (d) In the event that there shall be any violation of the covenant not to compete set forth in this Section 11, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event the Company is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

         (e) Employee agrees that the remedy at law for any breach by Employee of this Section 11 will be inadequate and that the Company shall also be entitled to injunctive relief.

    12. Confidential Information. During the term of Employee's employment hereunder, and for five years after Employee's termination of employment, Employee shall not use or disclose, without the prior written consent of the Company, Confidential Information (as defined in Exhibit B attached hereto) relating to the Company or any of its Affiliates, and upon termination of Employee's employment will return to the Company all written materials in Employee's possession embodying such Confidential Information. Employee will promptly disclose to the Company all Confidential Information, as well as any business opportunity related to the Company which comes to Employee's attention during the term of Employee's employment with the Company. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person (as defined in Exhibit B attached hereto) without the prior written consent of the Company. Employee agrees that the remedy at law for any breach by Employee of this Section 12 will be inadequate and that the Company shall also be entitled to injunctive relief.

    13.  Intellectual Property.

         (a) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company or any of its Affiliates, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by the Company or any of its Affiliates, shall be the exclusive property of the Company or such Affiliate, as the case may be ("Intellectual Property").

         (b) Employee will hold all Intellectual Property in trust for the Company and will deliver all Intellectual Property in Employee's possession or control to the Company upon request and, in any event, at the end of Employee's employment with the Company.

         (c) Employee shall assign and does hereby assign to the Company all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Intellectual Property.

         (d) Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company or any of its Affiliates under this Agreement.

    14. Definitions. As used in this Agreement, the terms defined in Exhibit B have the means assigned to such terms in such exhibit.

    15. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

         (a)    If to Employee:

                James Patrick Millinor, Jr.
                409 Ripple Creek
                Houston, Texas 77024

         (b)    If to the Company:

                Encompass Management Co.
                Three Greenway Plaza, Suite 2000
                Houston, Texas 77046
                Attention: Corporate Secretary
                Facsimile: 713-626-4766

Any party may change such party's address by such notice to the other parties.

    16. Set-off Rights. The Company's obligations to make the payments and provide the benefits required by this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Employee or others, unless such amount is a determinable liability of the Employee to the Company as of the date payment is due to Employee.

    17. Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee's rights or delegate any of Employee's duties hereunder without the prior written consent of the Company. Neither Employee nor Employee's spouse will have the right to commute, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent. The Company shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance reasonably satisfactory to Employee, all of the obligations of the Company under this Agreement. As used in this Agreement, the term "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

    18. Survival. The provisions of this Agreement shall survive the termination of Employee's employment hereunder in accordance with their terms.

    19. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Texas without regard to the choice-of-law principles thereof.

    20. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

    21. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Employee with respect to the terms of employment of Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

    22. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

    23. Cumulative Rights And Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of the Company created pursuant to any other agreement.

    24. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

    25. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

    26. Attorneys' Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

    27. Encompass Performance Agreement. Encompass shall cause the Company to perform each and every obligation to be performed by the Company hereunder.

    IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the date first above written.

                                         COMPANY:

                                         ENCOMPASS MANAGEMENT CO.

                                         By: /s/ JOSEPH M. IVEY
                                             ---------------------------------
                                         Name: JOSEPH M. IVEY
                                         Title: President


                                         ENCOMPASS:

                                         ENCOMPASS SERVICES CORPORATION

                                         By: /s/ JOSEPH M. IVEY
                                             ---------------------------------
                                         Name: JOSEPH M. IVEY
                                         Title: President

                                         EMPLOYEE:

                                             /s/ J. PATRICK MILLINOR JR.
                                         -------------------------------------

                                         Printed Name: J. Patrick Millinor, Jr.

                                                            EXHIBIT A

                      DUTIES OF THE CHAIRMAN OF THE BOARD

The Chairman of the Board shall have the duties as directed by the Board of Directors. These will include, but not be limited to,

 . All non-executive duties normally associated with the office, including presiding over the Board, its Executive Committee, and the Annual Shareholder Meeting

 . Direct executive responsibility for finance, accounting, treasury, risk management, legal, corporate communications and investor relations

 . Interface and co-operative involvement with the President and Chief Executive Officer

                                                            EXHIBIT B

                                  DEFINITIONS

    "Annual Base Salary" means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

    "Affiliate" means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

    "Cause" when used in connection with the termination of employment with the Company, means the termination of Employee's employment by the Company by reason of (i) the conviction of Employee of a crime involving moral turpitude by a court of competent jurisdiction; (ii) the proven commission by Employee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by Employee; (iv) the willful, continued and unreasonable failure by Employee to perform material duties assigned to Employee, after reasonable written notice and opportunity to cure such performance has been given by the Company; (v) the knowing engagement by Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by Employee, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or any of its Affiliates or which would result in a material injury to the Company or any of its Affiliates; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Insider Trading Policy or Business Ethics Policy, if any, then in effect.

    "Change of Control" means

         (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Designated Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) of 30% or more of either (1) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (a) any acquisition of Common Stock of the Company or voting securities of the Company directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (b) any acquisition of Common Stock of the Company or voting securities of the Company by the Company (c) any acquisition of Common Stock of the Company or voting securities of the Company by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company and approved by the Incumbent Board, (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and
    (3) of paragraph (iii) below of this definition are satisfied, or (e) an acquisition by Apollo Management L.P. and/or one or more of its affiliates resulting in an ownership of no more than 40% of the Common Stock of the Company (for this purpose, any securities convertible into Common Stock held by Apollo Management L.P. and its affiliates will be treated as if they have been converted for purposes of determining the percentage of ownership held on an "as-converted" basis); or

         (ii) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

         (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 50% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, (2) no Designated Person (excluding the Company or any employee benefit plan(s) (or related trust(s)) of the Company and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

         (iv) approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 50% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Designated Person (excluding the Company and any employee benefit plan (or related trust) of the Company and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

     "Confidential Information" includes information conveyed or assigned to the Company or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee's employment relationship with the Company, whether solely by Employee or jointly with others, which concerns the affairs of the Company or its Affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company or any of its Affiliates and information made available to the Company or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which the Company has expressly given Employee the right to disclose pursuant to written agreement.

     "Founder Options" mean the options to acquire common stock of the Company for an exercise price of $3.07 per share (as presently constituted) granted to the Employee prior to the Company's initial public offering.

     "Good Reason" means the occurrence of any of the following events:

     (a) Employee is assigned duties, taken as a whole, that are materially inconsistent with, or materially diminished from, Employee's positions, duties, responsibilities and status with the Company immediately prior to such action, or Employee's status, reporting responsibilities, titles or offices are materially diminished from those in effect immediately prior to such action, or Employee's duties and responsibilities are materially increased without a corresponding reasonable increase in the Employee's compensation, except in each case in connection with the termination of Employee's employment by the Company for Cause or on account of disability, or as a result of the Employee's death, or by the Employee for other than Good Reason; provided, however, that Good Reason shall not be triggered under this subsection (a) by an immaterial action not taken in bad faith or by an action that is remedied by the Company promptly after receipt of written notice from Employee; or

    (b) Employee's Annual Base Salary is reduced from that which was in effect prior to such action unless such reduction is part of a general reduction in compensation within the officer ranks due to economic or company-wide considerations; or

    (c) The Company takes any action to materially reduce or eliminate Employee's participation in the Company's benefit or compensation plans unless such reduction or elimination is part of a general reduction in benefits within the officer ranks due to economic or company-wide considerations; or

    (d) The Employee's principal office is relocated more than 20 miles from where such office was located immediately prior to such event; or

    (e) The Company requires Employee at any time to relocate more than 20 miles from where Employee's primary residence was located immediately prior to such event; or

    (f) The amendment, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company that was in effect immediately prior to the commencement of a Protected Period, if such amendment, modification or repeal would materially adversely affect Employee's rights to indemnification by the Company; or

    (g) The Company shall violate or breach any obligation of the Company (regardless whether such obligation be set forth in the Bylaws of the Company and/or in this Agreement or any other separate agreement entered into between the Company and Employee) to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company; or

    (h) The Company shall violate or breach any other material obligation of the Company owing to Employee relating to Employee's employment with the Company, provided that in the event of a violation or breach that is reasonably subject to being cured by the Company, Good Reason shall only occur if the Company shall fail or refuse to commence a cure within 15 days after written notice thereof is given by Employee to the Company or shall thereafter fail to diligently prosecute such cure to completion; or

    (i) The Company shall fail to keep in force, for the benefit of Employee, directors' and officers' insurance with coverage amounts and scope at least equal to the coverage amounts in effect on the date hereof; or

    (j) The Company shall fail to obtain from a successor (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company's obligations under this Agreement; or

    (k) The Company shall fail to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the Employee's position and Employee's responsibilities to and position with the Company and not materially dissimilar to the office space, related facilities and support personnel provided to other executive officers of the Company; or

    (l) The Company notifies Employee of the Company's intention not to observe or perform one or more of the material obligations of the Company under this Agreement; or

    (m) The Board (or any nominating committee of the Board) fails to recommend and support Employee's re-election as a director of the Company if the Employee is a director of the Company; or

    (n)  The Company elects not to renew this Agreement; or

    (o) If by the end of the sixth month after the Company undergoes a Change of Control, as defined in Exhibit B to this Agreement, Employee has not given the Company a written waiver of this right.

    "Person" means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability company, joint stock association or other legal entity.

    "Restricted Period" means the period beginning on the date of the termination of Employee's employment with the Company and its Affiliates and ending as follows, as applicable:

         (i) one year after the termination of Employee's employment if Employee is not entitled to benefits under Section 9(c); or

         (ii) three years after the termination of Employee's employment, if Employee receives all benefits under Section 9(c), subject to permitted set-offs under Section 16.